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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration
           Under Section 12(g) of the Securities Exchange Act of 1934
             or Suspension of Duty to File Reports Under Sections 13
                and 15(d) of the Securities Exchange Act of 1934

                           Commission File No. 0-20063

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                                 THERATECH, INC.
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             (Exact name of registrant as specified in its charter)


                   417 Wakara Way, Salt Lake City, Utah 84108
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   (Address, including zip code, of registrant's principal executive offices)

                                 (801) 588-6200
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             (Telephone number, including area code, of registrant's
                          principal executive offices)

                                  Common Stock
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            (Title of each class of securities covered by this Form)

                                      None
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           (Title of all other classes of securities for which a duty to file reports under section 13(a) and 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)      [*]            Rule 12h-3(b)(1)(ii)    [ ]
         Rule 12g-4(a)(1)(ii)     [ ]            Rule 12h-3(b)(2)(i)     [ ]
         Rule 12g-4(a)(2)(i)      [ ]            Rule 12h-3(b)(2)(ii)    [ ]
         Rule 12g-4(a)(2)(ii)     [ ]            Rule 15d-6              [ ]
         Rule 12h-3(b)(1)(i)      [ ]

         Approximate number of holders of record as of the certification or notice date: Common Stock: 1

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         Pursuant to the requirements of the Securities Exchange Act of 1934,
TheraTech, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.
Dated: January 15, 1999
                                        By:
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                                            Name:   Alexander L. Searl
                                            Its:    Senior Vice President
                                                    and Chief Financial Officer